UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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VALUEVISION MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALUEVISION MEDIA, INC.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

May 4, 2012

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation, to be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Wednesday, June 13, 2012 at 9:00 a.m. central time.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the Internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in street name), you will receive a Notice Regarding Availability of Proxy Materials from your broker. The Notice Regarding Availability of Proxy Materials will tell you how you can access our proxy materials which describe the matters to come before the meeting. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive a copy of our proxy materials by mail.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, please take the time to vote. Please vote your shares as instructed in the Notice Regarding Availability of Proxy Materials or on your proxy card and send your proxy through the Internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at the meeting if you so desire.

Sincerely,

Keith R. Stewart

Chief Executive Officer

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are outlined on the Notice Regarding Availability of Proxy Materials or, if you received a paper copy of our proxy materials, on your proxy card. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please submit your proxy through the Internet, by telephone, or mark, sign, date and promptly mail the paper proxy card in the postage-paid reply envelope provided. It is important that your shares be represented.

VALUEVISION MEDIA, INC.

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2012

To the Shareholders of ValueVision Media, Inc.:

The annual meeting of shareholders of ValueVision Media, Inc. will be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota on Wednesday, June 13, 2012 at 9:00 a.m. central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking action with respect to the following:

1.	to elect eight directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	to approve, on an advisory basis, the 2011 compensation of our named executive officers as disclosed in our proxy statement;

as well as to transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 27, 2012 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent will commence on or about May 18, 2012. The mailing of the Notice Regarding Availability of Proxy Materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in street name) will commence on or about May 4, 2012.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the Internet at the address listed on the Notice Regarding Availability of Proxy Materials or the proxy card, (2) by calling a toll-free telephone number listed on the Notice Regarding Availability of Proxy Materials or proxy card or (3) by marking, signing and dating the proxy card and mailing it in the envelope provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or by returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF PROPOSALS #1-3, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Teresa Dery SVP General Counsel Corporate Secretary

May 4, 2012

Eden Prairie, Minnesota

PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2012

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Wednesday, June 13, 2012 at our offices located at 6690 Shady Oak Road (Human Resources entrance), Eden Prairie, Minnesota, at 9:00 a.m., central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent will commence on or about May 18, 2012. The mailing of the Notice Regarding Availability of Proxy Materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in street name) will commence on or about May 4, 2012.

What is the purpose of the Annual Meeting?

At the annual meeting we will ask our shareholders to vote on these matters:

1.	to elect a board of directors of eight directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	to approve, on an advisory basis, the 2011 compensation of our named executive officers as disclosed in our proxy statement;

as well as to transact other business that may properly be brought before the meeting.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 27, 2012 will be entitled to vote at the meeting or adjournments thereof. Our common stock is our only authorized and issued voting security. Every share is entitled to one vote on each matter that comes before the meeting. At the close of business on the record date, we had 48,804,455 shares of our common stock outstanding and entitled to vote.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting in person. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the meeting, instead of by proxy, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the annual meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote required

Election of Directors.    The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.

Advisory Vote on Executive Compensation.    The advisory vote to approve our named executive officers’ 2011 compensation as disclosed in this proxy statement is not binding on us. We will consider our shareholders to have approved the executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. With respect to this proposal, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote), will have no effect on the outcome of this proposal.

Other Proposals.    For all other proposals, the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.

How do I vote?

Proxies in the accompanying form that are properly signed and returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.

You may vote electronically by submitting your proxy through the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate your identity as a ValueVision Media, Inc. shareholder, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

To vote by Internet:

•	Go to the web site printed on your Notice Regarding Availability of Proxy Materials or proxy card 24 hours a day, seven days a week.

•	Complete the electronic ballot and submit your voting instructions.

To vote by telephone:

•	From a touch-tone telephone, call the toll-free number printed on your Notice Regarding Availability of Proxy Materials or proxy card or electronic notification, 24 hours a day, seven days a week.

•	Follow the simple recorded instructions.

To vote by proxy card:

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope (we must receive the mailed proxy card prior to the meeting).

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person. Paper ballots also will be available at the meeting. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares. Shareholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders who hold shares in accounts with brokers on the Internet, rather than mailing printed copies to these shareholders. We are mailing copies of our proxy materials to shareholders whose shares are registered directly in their names with our transfer agent. If you received a Notice Regarding Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice Regarding Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice Regarding Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding Availability of Proxy Materials.

May I change my vote after I return my proxy?

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site printed on your Notice Regarding Availability of Proxy Materials and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

The election of directors and the advisory vote to approve our 2011 executive compensation are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report and/or proxy statement?

Our annual report on Form 10-K for our fiscal year ended January 28, 2012, including audited financial statements, and the 2012 proxy statement are available online at www.valuevisionmedia.com/proxy. Please follow the instructions on the Notice Regarding the Availability of Proxy Materials to request a paper copy of the materials. For additional printed copies, which are available without charge, please contact our corporate secretary by mail at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344- 3433, Attention: Corporate Secretary.

What is the deadline for submitting a shareholder proposal for inclusion in the proxy statement for our 2013 annual meeting?

We must receive shareholder proposals intended to be presented at our 2013 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than Friday, January 4, 2013. The inclusion of any shareholder proposals in those proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

Under Section 3.2 of our bylaws, we must receive notice of any other shareholder proposal intended to be presented at our 2013 annual meeting of shareholders on or before Friday, March 15, 2013.

PROPOSAL #1

ELECTION OF DIRECTORS

Eight directors will be voted upon and elected by the holders of shares of common stock. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or his or her earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected.

At a meeting held on April 24, 2012, our corporate governance and nominating committee reviewed the makeup of the board and recommended, by unanimous vote, that the eight persons named below be nominated for election as directors. After consulting with Mr. Garrubbo, the corporate governance and nominating committee did not nominate Edwin Garrubbo for reelection as a director. Mr. Garrubbo’s term as a director will end at the annual meeting. Two of the eight recommended persons were nominated by GE Capital Equity Investments, Inc. pursuant to the terms of our amended and restated shareholders agreement more fully described below under “Certain Transactions.”

Based upon the recommendation of our corporate governance and nominating committee, the full board unanimously nominated the eight individuals recommended by the corporate governance and nominating committee for election as directors. We did not retain any third party to assist in identifying or evaluating the nominees. Assuming shareholders elect all the director nominees named in this proxy statement at the annual meeting, we will have eight directors. The board of directors has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the board’s size between annual meetings. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise.

If prior to the annual meeting the board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the board. Alternatively, the proxies, at the board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The board has no reason to believe that any of the nominees will be unable to serve.

The following table sets forth certain information concerning the persons who are nominated for election to the board of directors.

Name	Age	Director Since	Positions Currently Held with Our Company
Current Directors:
Keith R. Stewart	49	2008	Chief Executive Officer, Director
Randy S. Ronning	63	2009	Chairman of the Board
Joseph F. Berardino	61	2008	Director
John D. Buck	61	2004	Director
Catherine Dunleavy	42	2008	Director
Patrick O. Kocsi	43	2008	Director
William F. Evans	64	2011	Director
Sean F. Orr	57	2011	Director

Joseph F. Berardino has served as a managing director at Alvarez & Marsal, a global professional services firm, since October 2008. Prior to joining Alvarez & Marsal, Mr. Berardino was chairman of the board of directors and chief executive officer of Profectus BioSciences, a private biotechnology company, from October 2005 to January 2008. From February 2008 to September 2008, Mr. Berardino continued his service as a member of the board of directors of Profectus BioSciences but was not an employee during that period. He previously served as vice-chairman of Sciens Capital Management, a New York-based alternative asset management firm, from mid-2004 to September 2005. Before Sciens, Mr. Berardino was chief executive officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino is a former trustee of Fairfield University. He has been a Certified Public Accountant since 1975. Mr. Berardino currently serves on the board of directors of Quiksilver, Inc. Mr. Berardino offers strong financial management and accounting acumen, through his career both in public accounting as well as in executive and operational management and board positions at a number of companies. He also brings experience and extensive contacts in capital markets and capital-related matters that are important to the future growth and success of our company. His broad experience and service in senior management and boards of directors provides our board with valuable perspective in his role as chairman of the corporate governance and nominating committee.

John D. Buck currently serves as non-executive chairman of the board of Medica (Minnesota’s second largest health insurer) and previously served as chief executive officer of Medica from July 2001 until his retirement in January 2003. From October 25, 2007 to March 3, 2008, and again from August 22, 2008 through January 26, 2009, Mr. Buck served as our interim chief executive officer. Previously, Mr. Buck worked for Fingerhut Companies where he held several senior executive positions, including president and chief operating officer. He left Fingerhut in October 2000. Mr. Buck also previously held executive positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc. Mr. Buck currently serves on the board of directors of Patterson Companies, Inc. Mr. Buck provides the board with his experience in the consumer retail industry, including his past service as an interim chief executive officer of our company and his senior leadership positions at Fingerhut Companies. He additionally brings to us the knowledge and judgment he gains from serving on other public and private company boards, which allows us to benefit from his insight into board governance matters and appropriate board processes.

Catherine Dunleavy had been executive vice president and chief financial officer of NBC Universal Cable Entertainment and Cable Studios since March 2011. In her present role Ms. Dunleavy oversees the financial performance and strategic analysis of NBC Universal’s Cable Entertainment properties including the USA, SyFy, E!, G4, Universal HD, Cloo, and Chiller networks, as well as E! Productions and the Universal Cable Production Studio. Previously, Ms. Dunleavy held the role of executive vice president and chief financial officer of Cable Entertainment from May 2004 to March 2007. In her prior roles at NBC, Ms. Dunleavy was senior vice president for USA and Sci Fi from January 2001 to May 2004, and vice president of financial planning and analysis. Before joining NBC, Ms. Dunleavy worked for the corporate audit staff at General Electric Company (“GE”) from June 1995 to January 2001, where she was promoted to executive audit manager. Ms. Dunleavy provides the board with unique insights and knowledge of the television broadcasting and cable industry. In addition, her experience as a chief financial officer at NBC Universal Cable Entertainment and Cable Studios, and as a member of the corporate audit staff at GE, provides the board with subject matter expertise in cable network financial matters.

William F. Evans most recently served as the executive vice president and chief financial officer of Witness Systems, Inc., a public, global provider of workforce optimization software and services based in Roswell, Georgia from May 2002 until he retired when the company was sold in June 2007. Previously, Mr. Evans had served in a number of operational and financial management roles for a variety of companies, including Superior Essex, ProSource, Inc., H&R Block, Inc., Management Sciences of America and Electromagnetic Sciences, Inc. He began his professional career at Peat Marwick, Mitchell, and Co. (now KPMG), where he was elected a partner in 1980 and was named partner-in-charge of the Atlanta audit practice in 1985. Mr. Evans has served on the Board of Directors of several other private and public companies, including SFN Group, Inc., Wolverine Tube, Inc., SecureWorks, Inc., Electromagnetic Sciences, Inc., LXE, Inc., and Tatum LLC. Mr. Evans offers senior financial management and accounting expertise gained through his long career both in public accounting as well as in senior management and board positions with corporate governance duties at a number of companies. We believe his broad experience and service in senior management and boards of directors provides our board with valuable expertise, particularly with respect to financial reporting.

Patrick O. Kocsi was named a senior managing director at GE Capital Americas Equity (“GE Equity”) in Norwalk, CT, GE’s private equity investment group, in February 2009. He leads the portfolio management team for the business with responsibility for a $2.1 billion portfolio of investments. He also leads the industrial technology team responsible for making investments in energy, oil & gas and aviation/transportation. Previously, from June 2007 to January 2009, he was a managing director at GE Equity leading the media and investment team. Mr. Kocsi joined GE in 1991 in the Financial Management Program in GE Plastics. He worked in The Netherlands, France, and the US. In 1996, he joined GE Capital working on acquisitions in the US, Brazil, and Germany. In that role Mr. Kocsi began investing in industrial, media, transportation, and technology companies.

Mr. Kocsi has also served as a director or observer on the boards of over a dozen companies. Mr. Kocsi brings a diverse financial and business management background to the board as evidenced by his holding a variety of positions, both domestically and internationally, with GE. In addition, he brings the board a broad perspective and knowledge on corporate finance and mergers & acquisitions matters through his leadership as a portfolio manager for GE Equity across a number of industries.

Sean F. Orr most recently served as the president and chief financial officer of Dale and Thomas Popcorn, LLC, a snack food business from February 2007 until March 2009. Prior to that, he was a partner in Tatum Partners, LLC, an executive services firm, in 2006, and the executive vice president and chief financial officer of The Interpublic Group of Companies, a parent of global advertising and public relations firms, from 1999 to 2003. He also worked at Pepsico Inc. from 1994 -1999 in the roles of Senior Vice President and Controller at Pepsico Corporate Headquarters and Executive Vice President and Chief Financial Officer of its Frito-Lay division; Reader’s Digest as Vice President and Controller from 1990 to 1994; and Peat Marwick, Mitchell, and Co. (now KPMG), from 1976 to 1990 (serving as a partner from 1986 to 1990). Mr. Orr also was a member of the Board of Directors and Chairman of the Board’s Finance Committee for The Interpublic Group of Companies from 1999-2003, and has served on the Boards of Directors for several non-profit organizations. Mr. Orr is a Certified Public Accountant. Mr. Orr offers senior financial management and accounting expertise gained through his long career both in public accounting and in private industry. We believe his broad experience and service in senior management provides our board with valuable expertise, particularly with respect to financial reporting and capital markets.

Randy S. Ronning currently serves as chairman of our board of directors. Mr. Ronning served as executive vice president and chief merchandising officer of QVC, a major electronic retailer, where he oversaw all merchandising, brand management, and merchandise analysis efforts of QVC and QVC.com, from June 2005 until his retirement in January 2007. He also was responsible for QVC.com operations during this period. Previously, Mr. Ronning was executive vice president with responsibility over affiliate sales and marketing, information services, marketing, research and sales analysis, direct marketing, corporate marketing, public relations, and charitable giving at QVC, from 2001 to May 2005. Prior to joining QVC, Mr. Ronning spent 30 years with J.C. Penney Co., where he held executive positions including president of its catalog and internet divisions. Mr. Ronning currently serves on the board of directors of another private company, Sure Source, and has served on the boards of several non-profit and organizations, including the Electronic Retailing Association, the Dallas Symphony Association, the University of Dallas, the Fashion Institute of Technology, the Mail Order Association, Chairman of the Board, Forrester Research, Knot, Philadelphia Orchestra, The Franklin Institute, and another private company, Commerce Hub, where he was Chairman of the Board. Mr. Ronning’s extensive senior executive level experience at two major retailing companies provides the board and the company with invaluable expertise and industry knowledge as we execute our new strategy for growth and profitability. In particular, Mr. Ronning’s record of success in leading the development and success of the e-commerce operations at his prior companies is of substantial importance to the board and the company in addressing similar growth opportunities in our company’s business. Mr. Ronning’s depth of experience in managing, leading and motivating employees provides the board with great insights in his role as chairman of the human relations and compensation committee.

Keith R. Stewart is our chief executive officer. He was named our president and chief executive officer in January 2009 after having joined ShopNBC as president and chief operating officer in August 2008. Mr. Stewart voluntarily relinquished the title of president in February 2010 in conjunction with the appointment of a new president of our company, which was disclosed in a Current Report on Form 8-K filed February 3, 2010. Mr. Stewart retired from QVC in July 2007 where he had served the majority of his retail career, most recently as vice president — merchandising of QVC (USA) and vice president — global sourcing of QVC (USA) from April 2004 to June 2007. Previously he was general manager of QVC’s German business unit from 1998 to March 2004. Mr. Stewart first joined QVC as a consumer electronics buyer in 1992 and was promoted through a series of progressively responsible positions through which he developed expertise in key areas of TV home shopping, including merchandising, programming, cable distribution, strategic planning, organizational development, and international sourcing. Mr. Stewart brings to our board and our company extensive executive retail, operations, product sourcing and e-commerce experience both domestically and internationally with more than fifteen years of leadership experience in the electronic retailing industry. His strong understanding of multi-channel retailing strategy and operations and his proven track record of delivering growth and profitability in our industry gives the board essential perspectives and insights in their oversight of company strategy and development.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE

TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL #2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending February 2, 2013, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 2, 2013.

Deloitte & Touche LLP Attendance at Annual Meeting

A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in our fiscal year ended January 28, 2012, known as fiscal 2011, and January 29, 2011, known as fiscal 2010.

Fees Billed by Deloitte & Touche LLP

Description of Fees	Fiscal 2011 Amount	Fiscal 2010 Amount
Audit Fees	$400,000	$435,000
Audit-Related Fees	27,000	68,560

Total Audit and Audit-Related Fees	427,000	503,560
Tax Fees:
Tax Compliance Fees	68,810	73,800
Tax Consultation and Advice Fees	70,655	116,990

Total Tax Fees	139,465	190,790
All Other Fees	—	—

Total	$566,465	$694,350

The following is a description of the above services:

Audit Fees. The audit fees set forth above for fiscal 2011 and fiscal 2010 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements and the effectiveness of internal controls over financial reporting, including agreed-upon procedure compliance letters.

Audit-Related Fees. The audit-related fees set forth above for fiscal 2011 and fiscal 2010 consist of fees billed by Deloitte & Touche LLP for consultation regarding other accounting matters and audit services that normally are provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements and other services related to Securities and Exchange Commission matters for the fiscal year.

Tax Fees. The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2011 and fiscal 2010 primarily consist of fees billed for consultation and assistance in connection with an IRS private letter ruling, IRS section 382 matters, including change-in-control analysis, preparation of applications for tax refunds and for tax planning regarding various federal and state income and sales and use tax matters, as well as assistance with employee matters.

All Other Fees. We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2011 or fiscal 2010.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service for the purpose of considering whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Report of the Audit Committee

The audit committee is composed of three independent directors listed below, which is responsible for overseeing our management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended January 28, 2012 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

WILLIAM F. EVANS (CHAIRMAN)

JOSEPH F. BERARDINO

SEAN F. ORR

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

PROPOSAL #2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CORPORATE GOVERNANCE

Shareholder Communications with the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group, or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a sealed envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the sealed envelopes to the designated recipients.

Attendance at Shareholder Meetings

The directors are encouraged, but not required, to attend all meetings of our shareholders. All of our then-serving directors attended our 2011 Annual Meeting of Shareholders.

Composition of the Board During Fiscal 2011

At the beginning of fiscal 2011 our board of directors consisted of Joseph Berardino, John Buck, Catherine Dunleavy, Edwin Garrubbo, Patrick Kocsi, Robert Korkowski, Randy Ronning and Keith Stewart. In accordance with our director retirement policy, Mr. Korkowski retired as of June 15, 2011, and two new directors, William Evans and Sean Orr, joined the board upon their election by our shareholders on June 15, 2011.

Board Leadership Structure and Risk Oversight

The company’s corporate governance guidelines provide that the chairman of the board and the chief executive officer currently are separate offices, with a non-executive chairman of the board. While the board retains the right to exercise its discretion in combining or separating the offices of chairman of the board and chief executive officer, there currently is not an intention to combine the offices. This determination will be made depending upon what our board believes is best for our company and our shareholders in light of all circumstances at any particular time.

The company’s management is responsible for risk management on a day-to-day basis and has engaged in a formal Enterprise Risk Management (ERM) process that it implemented with the assistance of an outside consulting firm. ERM is a process applied in a strategy setting across the company and is designed to identify and manage potential events or risks that may affect the company and to provide reasonable assurance regarding the achievement of company objectives. The company develops an assessment of major risks facing the company and mitigation plans as part of its annual strategic planning process, incorporating any new risk treatment strategies into normal business activities. Input gathered from the board is analyzed and incorporated into the process.

The board oversees the risk management activities of management directly and through the committees of the board by discussing with management the policies and practices utilized by management in assessing and managing risks and by providing input on those policies and practices. In general, the board oversees risk management activities relating to business strategy, strategic transactions, capital allocation, legal and regulatory risk, and operational risks; the audit and finance committee oversees risk management activities related to certain financial risks and the audit committee oversees the ERM process; the human resources and compensation committee oversees risk management activities relating to the company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to board composition and function. Each committee reports to the full board on a regular basis, including reports with respect to the respective committee’s risk oversight activities as appropriate. Certain key risks and related mitigation plans are also reviewed more in depth throughout the year either by the board or its committees. Management and the board regularly review and discuss appropriate strategies to monitor and assess of the effectiveness of risk treatment for long term success.

Director Independence

Messrs. Berardino, Buck, Evans, Kocsi, Korkowski, Orr, and Ronning, and Ms. Dunleavy, constituting a majority of the board of directors, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Our board of directors has determined that Mr. Garrubbo and Mr. Stewart are not independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market.

Committees of the Board of Directors

Committees established and maintained by the board of directors include the audit committee, the finance committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the governance committee. From time to time the board of directors also may establish additional committees for specific purposes such as the special committee, which was formed to consider the Company’s equity offering with respect to fiscal 2011. The special committee is not a standing committee of the board.

The following table summarizes the current membership of each of our on-going committees:

Director	Audit Committee	Compensation Committee	Governance Committee	Finance Committee
Joseph F. Berardino	Member	—	Chairman	Member
John D. Buck	—	Member	—	Member
William F. Evans	Chairman	—	Member	—
Edwin P. Garrubbo	—	—	—	Member
Sean F. Orr	Member	Member	—	Chairman
Randy S. Ronning	—	Chairman	Member	Member
Keith R. Stewart	—	—	—	—
Catherine Dunleavy	—	Observer	Observer	—
Patrick O. Kocsi	Observer	—	—	Observer

Audit Committee

The audit committee consists of Messrs. Evans (chairman), Berardino, and Orr. All members of the audit committee are independent as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Evans, chairman of the audit committee, Mr. Orr, and Mr. Berardino are each an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.

The audit committee is established by the board of directors for the primary purpose of assisting the board in overseeing:

•	Management’s process for ensuring the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits;

•	the company’s compliance with legal and regulatory requirements;

•	the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	the performance of the company’s independent auditor and internal audit function, if applicable; and

•	the company’s systems of disclosure controls and procedures, and internal controls over financial reporting.

The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The role of the audit committee is described above and in the audit charter, found on our website, www.valuevisionmedia.com. The audit committee charter was amended in the first quarter of Fiscal 2012 and complies with the standards set forth in Securities and Exchange Commission and applicable stock exchange regulations.

Human Resources and Compensation Committee

The human resources and compensation committee, known as the compensation committee, consists of Messrs. Ronning (chairman), Buck, and Orr. All members of the compensation committee are independent directors as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market and for purposes of Internal Revenue Code Section 162(m).

The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and applicable stock exchange regulations, and which is available on our website at www.valuevisionmedia.com.

Among other duties, the compensation committee has the responsibility to:

•	establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements;

•	assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies;

•	oversee our stock-based incentive plans and approve all grants to executive officers made in connection with those plans;

•

review, approve, and request that independent directors ratify decisions regarding (i) the components of and total cash compensation for our chief executive officer, and (ii) stock-based grants to our chief executive officer;

•

review, approve, and, if appropriate, ask that the independent directors ratify any employment agreements or severance arrangements for the chief executive officer or other members of senior management, including change-in-control provisions, plans or agreements;

•	monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;

•	oversee succession planning for the chief executive officer and other members of the senior executive team;

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the board of directors; and

•	perform other duties or functions deemed appropriate by the board of directors.

Compensation decisions for the named executive officers (other than the chief executive officer) and the other corporate officers directly reporting to the chief executive officer are made by the compensation committee, upon the recommendation of our chief executive officer. For the chief executive officer, the compensation decisions are made by the independent directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The compensation committee’s meeting agendas are determined by its chairman, with the assistance of the Executive Vice President of Internet, Marketing, and Human Resources and the corporate secretary. The committee reports on its actions regarding executive compensation to the board of directors for all corporate officers except in the case of the chief executive officer. For the chief executive officer, the committee will make a recommendation to the independent directors for review and action.

The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Watson, a global human resources consulting firm, to assist the committee in discharging its responsibilities, which include conducting periodic reviews of its total compensation program for executive officers. Under a policy established by the committee, Towers Watson only performs work for the committee, the board of directors and other committees of the board of directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee, known as the governance committee, consists of Messrs. Berardino (chairman), Evans, and Ronning. All members of the governance committee are independent directors as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market. The governance committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the board of directors. The governance committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal #1 be elected to the board of directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of Securities and Exchange Commission and applicable stock exchange regulations and is available on our website at www.valuevisionmedia.com.

Finance Committee

The finance committee was established during Fiscal 2011 and consists of Messrs. Orr (chairman), Berardino, Buck, Garrubbo, and Ronning. The finance committee serves to assure the proper involvement of the board of directors in, and to assure that senior management has access to appropriate board level advice, counsel and support on, significant financial policy setting, decisions, and transactions. The duties and responsibilities include the review, approval, reporting on, or making of recommendations, as appropriate, in areas of financial significance to the Company. The committee is also involved in the advising on our efforts to maximize shareholder value and supporting all other committees of the board on matters with significant financial impact.

Director Qualifications, Board Diversity and Shareholder Nominations for Directors

The governance committee charter describes the attributes we seek in considering director candidates. The governance committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The governance committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. We have determined that a majority of our directors should be independent directors. While the governance committee does not have a formal diversity policy, diversity is one of the factors included in the following additional guidelines, which are set forth in its charter, in analyzing the qualifications for directors:

In evaluating potential nominees the committee shall consider the person’s integrity, judgment, skill, experience with entities in related industries (i.e., consumer retailing, TV home shopping, TV programming, media, fulfillment, direct response marketing, e-commerce, technology, finance, mergers and acquisitions, and corporate law), public company experience, and commitment to devote the time and attention necessary to fulfill his or her responsibilities to the company. The committee shall also consider the diversity of experience, race, ethnicity, gender and age of the nominees to complement and enhance the other members’ experiences and backgrounds.

Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualifications of the person for consideration by the governance committee and should be accompanied by an indication of the person’s willingness to serve.

Business Ethics Policies

We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.valuevisionmedia.com. In addition, we have adopted a code of ethics for our chief executive officer and senior financial management; this policy also is available on our website at www.valuevisionmedia.com.

Attendance and Meetings of the Board of Directors and Its Committees

Our business and affairs are managed by the board of directors, which held seven meetings during fiscal 2011 and took action by written consent six times. During fiscal 2011, the audit committee held ten meetings and had no written actions; the compensation committee held four meetings and took action by written consent three times; the finance committee held six meetings and had no written action; and the governance committee held four meetings and had no written actions. The special committee met on four occasions. During fiscal 2011, none of our directors attended fewer than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2011.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is now, or was during the last fiscal year, an officer or employee of our company or of any of our subsidiaries. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our securities as of April 27, 2012 based on a total of 48,804,455 shares of common stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the directors, and (iii) our chief executive officer and each of the other named executive officers named in the summary compensation table who is or was a named executive officer during fiscal 2011 and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433 unless otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Non-Employee Directors:
Joseph F. Berardino(1)	Common Stock	163,000	*
John D. Buck(2)	Common Stock	678,280	1.38%
Catherine Dunleavy	—	—	—
William F. Evans (3)	Common Stock	63,000	*
Edwin P. Garrubbo(4)	Common Stock	196,120	*
Patrick O. Kocsi	—	—	—
Sean F. Orr (5)	Common Stock	44,950	*
Randy S. Ronning(6)	Common Stock	212,266	*
Named Executive Officers:
Keith R. Stewart(7)	Common Stock	2,329,427	4.71%
William McGrath(8)	Common Stock	123,773	*
Annette Repasch(9)	Common Stock	33,333	*
Teresa Dery(10)	Common Stock	66,583	*
Kelly Thorp(11)	Common Stock	38,342	*
All directors and executive officers as a group (21 persons)(12)	Common Stock	5,050,682	9.87%
Other 5% or Greater Shareholders:
PAR Investment Partners LP(13)	Common Stock	4,800,000	9.88%
One International Place Suite 2041 Boston, MA 02110
Capital World Investors(14)	Common Stock	3,875,293	7.98%
333 South Hope Street Los Angeles, CA 90071
Comcast Corporation(15)	Common Stock	7,149,221	14.72%
One Comcast Center Philadelphia, PA 19103-2838
GE Capital Equity Investments, Inc.(16)	Common Stock	6,000,000	11.0%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746

*	Less than 1%

(1)	Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012.

(2)	Includes options to purchase and unvested shares granted totaling 624,084 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012.

(3)	Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012.

(4)	Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012.

(5)	Includes options to purchase and unvested shares granted totaling 38,000 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012

(6)	Includes options to purchase and unvested shares granted totaling 28,000 that are presently exercisable or may become exercisable or vest within 60 days of April 27, 2012.

(7)	Includes options to purchase 875,000 shares that are presently exercisable or may become exercisable within 60 days of April 27, 2012.

(8)	Includes 1,000 shares held by Mr. McGrath’s spouse and options to purchase 48,333 shares that are presently exercisable or may become exercisable within 60 days of April 27, 2012.

(9)	Represents options to purchase 33,333 that are presently exercisable or may become exercisable within 60 days of April 27, 2012.

(10)	Includes options to purchase 61,463 that are presently exercisable or may become exercisable within 60 days of April 27, 2012.

(11)	Includes options to purchase 36,333 that are presently exercisable or may become exercisable within 60 days of April 27, 2012.

(12)	Includes options to purchase and unvested shares granted totaling 2,598,217 shares of common stock that are presently exercisable or will become exercisable or vest within 60 days of April 27, 2012 granted to directors and executive officers.

(13)	Information with respect to PAR Investment Partners, LP is provided in reliance upon information included in a Schedule 13G filed on February 14, 2012.

(14)	Information with respect to Capital World Investors, a division of Capital Research and Management Company, is provided in reliance upon information included in a Schedule 13G filed on February 10, 2012. Capital World Investors disclaims beneficial ownership with respect to all shares.

(15)	Information with respect to Comcast Corporation (“Comcast”), for and on behalf of itself, NBCUniversal, LLC (“NBCUniversal Holdings”) and NBCUniversal Media, LLC (“NBCUniversal” and together with Comcast and NBCUniversal Holdings, the “Reporting Persons”), is provided in reliance upon information included in a Schedule 13D filed on May 17, 2011. NBCUniversal (f/k/a NBC Universal, Inc.) is a wholly owned subsidiary of NBCUniversal Holdings, which is owned 51% by Comcast (through wholly owned subsidiaries) and 49% by General Electric Company together with its subsidiaries (“GE”). As of May 17, 2011, NBCUniversal had sole beneficial ownership of an aggregate of 7,149,221 shares composed of (i) 7,141,849 shares of outstanding common stock and (ii) 7,372 shares of common stock issuable upon exercise of warrants issued on November 11, 2002 pursuant to a Distribution and Marketing Agreement dated March 8, 1999.

(16)	Information with respect to GE Capital Equity Investments, Inc. is provided in reliance upon information included in a Schedule 13D filed on February 17, 2012, and upon related information with respect to Comcast, for and on behalf of itself, NBCUniversal Holdings and NBCUniversal, included in a Schedule 13D filed on February 7, 2011. Common stock shown for GE Capital Equity Investments, Inc. represents 6,000,000 shares of common stock issuable upon the exercise of warrants to purchase our common stock at an exercise price of $0.75 per share.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) is intended to provide an overview of the compensation awarded to, earned by, or paid to our named executive officers, including the material elements of the compensation paid to our named executive officers as outlined in the compensation tables included in this proxy statement.

Our named executive officers for fiscal year 2011 are Keith R. Stewart, William McGrath, Annette Repasch, Teresa Dery and Kelly Thorp. Three of these individuals, Teresa Dery, Kelly Thorp and Annette Repasch, are considered named executive officers for the first time this year because their fiscal 2011 compensation, determined in accordance with SEC rules, was significantly affected by a stock option grant each received in connection with a promotion or being newly hired by us in fiscal 2011. Since it has not been our practice to make annual option awards and since only one other executive officer received an option grant in fiscal 2011, the aggregate grant date fair value of the fiscal 2011 option grants to Ms. Dery, Ms. Thorp, and Ms. Repasch was sufficient to cause them to be our most highly compensated executive officers measured by total compensation for the last fiscal year, other than our principal executive officer and principal financial officer. The stock options granted to Ms. Dery and Ms. Thorp have an exercise price of $7.53 per share, and the option granted to Ms. Repasch has an exercise price of $6.32 per share. Our closing stock price as of April 27, 2012 was $1.72 per share. In light of our past practices with respect to stock option and other equity compensation awards, the Human Resources and Compensation Committee expects that there will likely be some variation in the identity of our named executive officers in future years, and that our president, Bob Ayd, and our executive vice president of Internet, Marketing and Human Resources, Carol Steinberg, will likely again be named executive officers in future years.

Compensation Objectives and Philosophy

The primary objective of our executive compensation program is to attract and retain exceptional leaders and enable them to behave like an owner. When setting executive compensation, we apply a consistent approach for all executive officers and intend that the combination of compensation elements closely aligns the executives’ financial interest with those of our shareholders. The program is mainly designed to:

1.	Attract, motivate and retain a highly capable and performance-focused executive team;

2.	Promote a culture of employee owners whose financial interests are aligned with those of our shareholders;

3.	Pay for performance such that total compensation reflects the individual performance of executives and our absolute and relative performance;

4.	Promote equity emphasis by tying executive compensation to the long-term enhancement of shareholder value;

5.	Permit the Committee to exercise independent judgment and approval authority with respect to establishing executive team compensation programs, performance measures, and awards; and

6.	Consider the potential stock dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other objectives of the program.

Target total compensation is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of both cash and equity. In support of our emphasis on significant ownership by executives, the Committee offers long-term incentive opportunities that encourage ownership. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Committee reviews and considers both individual performance and the number of outstanding and previously granted equity awards.

In addition to promoting share ownership, our executive compensation objectives and philosophy focus on rewarding performance. This means that shareholder returns along with corporate, operating unit, and individual performance, both short-term and long-term, determine the largest portion of executive pay.

Role of the Committee and Executive Compensation Consultant

The Committee oversees the administration of the executive compensation program and determines the compensation of our executive officers. The Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NASDAQ rules. To assist the Committee in discharging its responsibilities, the Committee engages an independent consultant (“Consultant”). This Consultant is employed by Towers Watson. The Consultant’s role is to develop recommendations for the Committee related to all aspects of executive compensation programs and the Consultant works with management to obtain information necessary to develop the recommendations for the Committee related to all aspects of our executive compensation program.

Process for Determining Executive Compensation

Typically, the Committee begins the review and adjustment process for executive total compensation levels, including equity grants, annually in November of each year. This practice was utilized when reviewing 2011 executive total compensation.

Our chief executive officer’s (the “CEO”) target total compensation package is set by the Committee during an executive session based on the Committee’s review of the competitive information prepared by the Consultant, assessment of the CEO’s individual performance in conjunction with our financial and operating performance, and each member’s good faith business judgment.

A recommendation for the target total compensation of our other executive officers is made by the CEO and the head of human resources after reviewing the executive’s and our performance in conjunction with the executive’s responsibility and experience when compared to the competitive information prepared by the Consultant. The compensation package for the other executive officers is established by the Committee, taking into consideration the recommendation of the CEO and the head of human resources, and the executive officer’s individual job responsibilities, experience and overall performance.

To facilitate this process, the head of human resources summarizes the total compensation for each executive and this information is used by the Committee when setting target total compensation for the CEO and other executive officers. The summary outlines each executive’s annual target and actual pay as well as total accumulated pay under various performance and employment scenarios and corporate performance, both recent and projected. The head of human resources also prepares for the Committee a review and recommendation of the CEO’s compensation. In its deliberations, the Committee meets with the CEO and other members of senior management, as appropriate, to discuss the application of the competitive compensation data (pay and performance) relative to our unique structure and needs.

At last year’s annual meeting of shareholders, more than 98% of our shareholders voting on the proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement, voted to approve such proposal. In light of this vote, the Committee has not made substantive changes to its executive compensation program in fiscal 2011.

Market Data Review

We begin the annual process by reviewing each executive officer’s target total compensation in relation to comparably sized companies based on general industry data derived from several published survey sources as a market check. We also take into account, as a secondary reference point, competitive compensation data for certain executive officer positions from the proxy statements of a selected group of retail, e-commerce, media, and mail order catalog companies. We used and will use this market data for 2012 executive compensation planning.

For 2011, the components of this survey included base salary and target bonus for annual incentive plans similar to our annual incentive plan. The market data information that we received for positions similar to the positions held by our current named executive officers is summarized on the table below. The actual compensation for our named executive officers is included in the Summary Compensation Table.

Named Executive Officer	Median Market Estimate Base Salary	Median Estimate of Base Salary and Target Bonus	Actual Base Salary as of May 3, 2011 for Fiscal Year 2011	Actual Base Salary plus Target Bonus for Fiscal Year 2011(1)
Keith R. Stewart,	$705,000	$1,115,000	$682,500	$1,194,375
Chief Executive Officer
William McGrath	$360,000	$510,000	$300,000	$450,000
Executive Vice President and Chief Financial Officer
Annette Repasch	$315,000	$435,000	$360,000	$504,000
Senior Vice President and Chief Merchandising Officer
Teresa Dery	$310,000	$400,000	$225,000	$315,000
Senior Vice President and General Counsel
Kelly Thorp	$240,000	$305,000	$225,000	$315,000
Senior Vice President Human Resources

(1)	No bonus was paid for fiscal 2011. The fiscal 2011 target amounts differ from the amounts reflected in the Summary Compensation Table provided below because the above table reflects targeted annual cash incentive, while the Summary Compensation Table reflects that no short term cash incentive was paid for the year.

Risk Assessment

The Committee has reviewed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk. Overall, our internal risk assessment confirms that our compensation arrangements are low in risk and do not foster undue risk taking, because they focus on performance of company-wide annual goals, including Adjusted EBITDA, working capital and operating expenses, that are aligned with the long-term interests of our shareholders and have strong governance and control mechanisms. The Committee’s approach to long-term incentives is and will be predominantly risk-based equity and thus tied to shareholder returns.

Stock Ownership Guidelines for Directors and Officers

Consistent with our ownership philosophy, the board established stock ownership guidelines for members of the board of directors and officers in February 2009, and revised the guidelines in April 2011. Under the revised guidelines, our board has also adopted stock ownership guidelines for non-management directors of four times their annual cash retainer and the committee fees paid by the company, to be attained within five years from April 2011. The new guidelines also require that within five years of April 2011, each executive officer must achieve an equity ownership level equal to a specified multiple of his or her annual base salary. The minimum equity ownership levels are four times the annual base salary for our CEO and two times the annual base salary for the other executive officers. Progress toward the stock ownership guidelines is measured once each year at the time of the March board meeting. Ownership levels are calculated using the market value each March multiplied by the number of restricted shares, unrestricted shares, and value of vested options in the money. New directors and new executive officer hires will have five years from date of appointment or hire to achieve these stock ownership guidelines. The current directors and officers own a significant amount of shares and the group is making progress in achieving our stock ownership guidelines.

Our Executive Compensation Program and 2011 Performance

The primary elements of our executive compensation program are designed to be consistent with the compensation objectives described above. The primary elements, form, purpose, performance measures and performance outcomes are outlined in the following table. The purpose of each element is provided to demonstrate how each fits with the overall compensation objectives established by the Committee, specifically, stock ownership and pay for performance. The 2011 performance outcomes column describes the result of each component based on our financial performance in the last fiscal year for those components that were in effect during the last fiscal year. In addition to base compensation and our annual incentive plan, during 2012 the Committee intends to consider proposals to establish a long-term incentive plan. Currently, our forms of long-term incentives are stock options and restricted stock. Stock options are granted primarily to new executives or promoted executives in accordance with the guidelines described below. Restricted stock has been used in lieu of cash bonuses. For example, we executed restricted stock agreements with certain of our named executive officers to provide restricted stock grants in lieu of an annual cash bonus for fiscal 2010.

Elements	Form	Purpose	Performance Measures	2011 Performance Outcomes
Base Compensation	Base salary paid in the form of cash compensation	Fixed element of pay based on individual’s primary duties and responsibilities	Individual performance and contribution on primary duties and responsibilities	CEO and Executive Officers received base pay increases based on the market data disclosed above

Annual Incentive Plan	Historically, performance based cash compensation but paid in restricted stock in 2010	Designed to reward achievement of specified annual corporate goals	Results were measured against Adjusted EBITDA, Operating Expense as a Percent of Sales, and Working Capital Cash Flow	No Payout

Long Term Incentive Plan	Stock Options and Restricted Stock	Stock options granted primarily to new hires and for promotions, and restricted stock granted for specific purposes.	N/A	Options granted for two promotions and one new hire.

Fiscal 2011 Performance Measures for Short-Term Annual Incentive Award

For fiscal 2011, the Committee selected Adjusted EBITDA, operating expense as a percent of net sales, and working capital cash flow. Adjusted EBITDA is the earnings number reported in our press releases which is EBITDA excluding debt extinguishment, non-operating gains (losses), non-cash impairment charges and write-downs, restructuring, and non-cash share-based compensation expense. A reconciliation of Adjusted EBITDA is included in our press releases and public filings. These performance measures were selected by the Committee following discussions with the CEO and executive officers on the business plan for fiscal 2011. Adjusted EBITDA was given a 60% weighting, based on the importance the Committee ascribed to the company focusing on a return to profitability and raising its stock price. Achieving operating expense as a percent of net sales and working capital cash flow were each given a 20% weighting. Maintaining working capital cash flow and controlling operating expense was identified by the Committee and senior management as corporate objectives that would ensure enough capital to execute the company’s strategic plan. Controlling operating expense as a percent of net sales was identified as critical in achieving positive Adjusted EBITDA.

Shown below are our three performance measures, weights, targets, and actual results for fiscal 2011, each reflected in millions of dollars.

Performance Measure	Weight	Target	Actual
Adjusted EBITDA	60%	$15MM	$1MM
Working Capital Cash Flow	20%	$(1.5)	$(9.7)
Operating Expense as a percent of net sales (expressed as a dollar amount)	20%	$232.6M	$214.9M

For fiscal 2011, there was no payout for the CEO and Executive Officers.

Fiscal 2012 Performance Measures for Short-Term Annual Incentive Award

For fiscal 2012, the Committee will continue to use Adjusted EBITDA, working capital cash flow, and operating expense as a percent of net sales as the corporate objectives for our annual incentive plan. The Committee has approved challenging targets for 2012, but it believes that these levels are achievable if our company is able to meet shareholder expectations.

Specifics Related to the 2011 Executive Compensation Elements

Base Salary

The level of base salary takes into account job responsibilities, experience level and market competitiveness. Base salaries are generally reviewed annually in November, with any changes becoming effective in May the following year. Annual adjustments are based on individual performance, performance of the area of responsibility, the company’s performance, competitiveness versus the external market and budget availability for internal merit increases. Mr. Stewart’s employment agreement with our company gave him the option to elect to receive restricted stock or cash for payment of his base salary. In fiscal 2008 and 2009, Mr. Stewart elected to receive restricted stock for a large portion of his base compensation and in fiscal 2010, he elected to receive cash as disclosed in the Summary Compensation Table.

Annual Incentive

This short-term pay for performance incentive is used to encourage and reward the CEO and executive officers for making decisions that improve performance as measured by Adjusted EBITDA, working capital cash-flow, and operating expense as a percent of net sales. It is designed to produce sustained shareholder value by establishing a direct link between these measures and incentive compensation. This annual incentive to the CEO and executive officers is administered by the Committee.

Targets are established annually for the company as a whole and are based on our prior performance. The plan is designed to motivate continuous improvement in order to achieve payouts at or above target over time.

The company’s and department’s performance determines the amount, if any, of awards earned under the annual incentive compensation plan. Such awards are based on performance relative to the established target.

For a given year, a payout at 100 percent of target annual incentive compensation is achieved when company performance achieves the performance measures. Actual incentive payments each year can range from 50 to 200 percent of the targeted incentive opportunity based on corporate performance and/or the performance of the department over which the executive has responsibility.

This annual performance-based incentive opportunity is established each year as a percentage of an executive’s annual base salary and is targeted at approximately the estimated median of our previously determined competitive market with the opportunity to earn more for above-target performance or less for below-target performance. For 2011, the target incentive opportunities and the actual award earned for the CEO and other named executive officers are as follows:

Name	Target Annual Short Term Incentive as a Percent of Base Salary	Actual Annual Short Term Incentive Percent Paid Based on Performance	Actual Short Term Incentive Paid
Keith Stewart	75%	0%	$0
William McGrath	50%	0%	$0
Annette Repasch	40%	0%	$0
Teresa Dery	40%	0%	$0
Kelly Thorp	40%	0%	$0

Long Term Equity Incentive Plan

The company’s only current form of long term incentives are in the form of stock options. During fiscal 2012, the Committee will consider other long term incentive plan options. The company has, however, from time to time granted restricted stock in payment for certain compensation earned by our executive officers.

Stock options that are issued for newly hired executive officers or individuals that are promoted into an executive officer role adhere to the following guidelines:

Title	Stock Option Award
Senior Vice President	100,000 shares
Vice President	50,000 shares

The company has utilized inducement grants for new hires that have been approved by the Committee in reliance on NASDAQ Rule 5635(c)(4). The terms of each stock option granted to any new hire have been disclosed in a press release that has described the material terms of the grant, including the number of shares involved.

Executive roles are evaluated and compared to market data to determine their appropriate number of stock options. Annette Repasch (as a new hire), Teresa Dery and Kelly Thorp (as promotions) were all granted options to purchase shares of our common stock in fiscal 2011 as detailed below in the “Grants of Plan-Based Awards” table.

Stock options generally have a “grant date” that is the same date as the date of committee or board approval and have an exercise price equal to the fair market value on the grant date or, in some cases, equal to a higher stock price. In addition, the standard is for stock options to have a ten-year exercise term and vest 33% on each of the next three anniversaries of the date of grant, with limited exceptions, subject to the following post-termination and change of control provisions:

Event	Accelerated Award Vesting	Exercise Term
Death or Disability	None	1 year
Retirement or Termination without Cause	None	90 days
Change of Control	Full	NA

Severance and Change of Control

The employment agreement with Mr. Stewart discussed below provides for severance payments as further detailed under “Severance Agreements and Severance Guidelines” and the company has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as such terms are defined below. We believe that this compensation is consistent with market practices and provides appropriate compensation for our named executive officers in the event of a corporate transaction in which we will need their participation.

Employment Agreement

We currently have an employment agreement with Keith Stewart, our chief executive officer, which was originally entered into in 2009 upon his promotion to CEO and was amended and restated on February 23, 2010. The initial term ran to January 26, 2011 and is automatically extended for successive one-year periods unless terminated by either party by written notice at least 90 days prior to the end of the term or any extension. Mr. Stewart’s employment agreement provides for base salary, an annual cash incentive, a long-term incentive, under which he received an option to purchase 500,000 shares of our common stock as described below, certain severance benefits and assessment of certain tax liabilities to Mr. Stewart. The amended agreement also provides for payment of severance benefits in the event of certain changes of control as described below under “Potential Severance Payments upon Termination following a Change of Control.”

As mentioned above, pursuant to his employment agreement, Mr. Stewart was entitled to receive a grant of an option to purchase 500,000 shares of common stock at the same time as stock options were granted to executive officers generally. These options were not granted in 2009. In 2010, Mr. Stewart’s employment agreement was amended so that he was entitled to receive this grant of options to purchase 500,000 shares of common stock if he remained employed by us through the date of the earliest of the following events that occurred during the 2010 fiscal year: (1) stock options are granted generally to our other executive officers; (2) the public announcement of the results for a fiscal quarter in which we reported a positive Adjusted EBITDA for such fiscal quarter or (3) an “Event” as defined under our 2001 Omnibus Stock Plan. The stock option was ultimately granted on November 18, 2010, the date we publicly announced $0.6 million of Adjusted EBITDA for its fiscal third quarter ended October 30, 2010. The stock option had a grant date fair value of $1,083,363 under FASB ASC Topic 718. This was a significant milestone for the Company and reflected the Company’s first quarter of positive Adjusted EBITDA since the fourth quarter of fiscal 2007.

This is the only employment agreement that the company has with any named executive officer. We have an employment agreement with our CEO because the Committee believes that it is consistent with market practices and functions as a retention vehicle.

Accounting and Tax Considerations

When establishing pay elements or associated programs, the Committee reviews projections of the estimated pro forma expense and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in many cases is equal to the performance period, and the company realizes a tax deduction upon payment to and/or realization by the executive. While our equity compensation plans are intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code, the Committee reserves the flexibility to approve elements of compensation for specific officers in the future which may not be fully deductible.

Compensation Committee Report

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

RANDY S. RONNING (CHAIR)

JOHN D. BUCK

SEAN F. ORR

Summary Compensation Table

The table below shows all elements of compensation for our CEO and named executive officers for each of our last three completed fiscal years. As permitted by SEC rules, certain columns in the Summary Compensation Table and the other compensation tables have been omitted if no compensation would be required to be reported in such column in the fiscal years required to be presented.

Name & Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(5)	Option Awards ($)(6)		All Other Compensation ($)		Total ($)
Keith Stewart	2011	675,000		—		461,386	—		—		1,136,386
Chief Executive Officer	2010	650,000		—		—	1,083,363		—		1,733,363
	2009	646,471	(7)	—		—	—		—		646,471

William McGrath	2011	288,462		—		92,093			35,078	(8)	415,633
Executive Vice President and	2010	212,404		52,000	(2)	—	72,384		21,446	(8)	358,234
Chief Financial Officer	2009	6,731		—		—	155,323		—		162,054

Annette Repasch	2011	263,077		50,000	(3)	—	467,854		—		780,931
Senior Vice President and
Chief Merchandising Officer

Teresa Dery	2011	206,192		30,000	(2)	47,325	555,013	(4)	—		838,530
Senior Vice President and
General Counsel

Kelly Thorp	2011	193,489		—		25,554	555,013	(4)	—		774,056
Senior Vice President
Human Resources

(1)	Represents base salary paid during fiscal 2009, fiscal 2010 and fiscal 2011, as described above in the section entitled “Compensation Discussion and Analysis-Specifics Related to the 2011 Compensation Elements.”

(2)	Represents a retro-active salary adjustment for the period the executive was acting in an interim role.

(3)	Represents a new-hire signing bonus. Ms. Repasch joined our company in May, 2011.

(4)	Option awards received by Ms. Dery and Ms. Thorp in connection with promotions received during 2011.

(5)	Each amount shown represents the grant date fair value of a restricted stock award granted on March 31, 2011 in payment of the annual incentive award earned by each individual during fiscal 2010. The per share grant date value was determined in accordance with FASB ASC Topic 718 and equaled the closing price of a share of our common stock on the date of grant. The dollar amounts shown do not reflect the value of the restricted shares on the date they vest.

(6)	Amounts shown do not reflect compensation actually realized by the named executive officer. Each amount represents the grant date fair value of stock option award made to each individual during the respective fiscal year as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 11, Shareholders’ Equity-Stock-Based Compensation, of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC on April 5, 2012 and for fiscal 2010 filed with the SEC on March 22, 2011 and for fiscal 2009 filed with the SEC on April 15, 2010.

(7)	Represents base salary of $361,539 paid during fiscal 2009 and $284,932 of the fiscal 2009 salary received at the election of Mr. Stewart as restricted stock. The $284,932 that was paid in the form of restricted stock at the election of Mr. Stewart was issued in fiscal 2008, although it was intended to compensate Mr. Stewart for services rendered during fiscal 2009.

(8)	Represents $35,078 in commuting expenses paid in fiscal 2011 and $21,446 in commuting expenses paid in fiscal 2010.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth certain information concerning plan-based awards granted to our named executive officers during fiscal 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Keith Stewart	03/31/2011	$255,938	$511,875	$1,023,750	72,545	—		$—	$461,386
William McGrath	03/31/2011	$75,000	$150,000	$300,000	14,480	—		$—	$92,093
Annette Repasch	05/02/2011	$72,000	$144,000	$288,000	—	100,000	(4)	$6.32	$467,854
Teresa Dery	03/31/2011	$45,000	$90,000	$180,000	7,441			$—	$47,325
	06/15/2011					100,000	(4)	$7.53	$555,013
Kelly Thorp	03/31/2011	$45,000	$90,000	$180,000	4,018			$—	$25,554
	06/15/2011					100,000	(4)	$7.53	$555,013

(1)	SEC rules require that we disclose the applicable range of estimated payouts denominated in dollars (with the threshold referring to the minimum amount payable for a certain level of performance, the target referring to the amount payable if the specified performance targets are reached and the maximum referring to the maximum payout possible) upon satisfaction of the conditions in question under our non-equity annual incentive plan granted in the fiscal year. Accordingly, the amounts in the columns above reflect possible payouts under awards made to our named executive officers under our annual incentive plan. As described in this proxy statement under “Compensation, Discussion & Analysis — Fiscal 2011 Performance Measures & Objectives,” the payouts were based on our company achieving certain corporate objectives, including Adjusted EBITDA, operating expense as a percentage of net sales, and working capital cash flow. As described above, there was no cash payout as disclosed in the Summary Compensation Table related to the annual incentive plan for 2011.

(2)	Restricted stock awards granted on March 31, 2011 in payment of the annual incentive award earned by each individual during fiscal 2010. These awards will vest as to 50% of the shares subject to the awards on each of March 31, 2012 and March 31, 2013. The number of shares was determined by dividing the dollar amount of the annual incentive award that had been earned by the closing price of a share of our common stock on the grant date.

(3)	Amounts shown equal the number of shares underlying options.

(4)	Stock option grants vest in equal installments over a three year period beginning on the first anniversary date of grant.

(5)	Amounts shown equal the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal 2011 Year-End

		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Keith Stewart	8/27/08	187,500	62,500	(1)	$2.30	8/25/18
	8/27/08	93,750	31,250	(1)	$6.00	8/25/18
	8/27/08	93,750	31,250	(1)	$7.00	8/25/18
	11/18/10	500,000	—		$2.95	11/18/20
	3/31/11						72,545	$111,719
William McGrath	1/7/10	30,000	15,000	(2)	$4.97	1/7/20
	8/2/10	18,333	36,667	(2)	$1.82	8/2/20
	3/31/11						14,480	$22,299
Annette Repasch	5/2/11	—	100,000	(2)	$6.32	5/2/21
Teresa Dery	7/1/04	3,630	—		$13.02	7/1/14
	7/24/04	15,000	—		$11.31	7/24/14
	5/24/07	3,000	—		$10.48	5/24/17
	1/11/08	6,500	—		$4.96	1/11/18
	6/15/11	—	100,000	(2)	$7.53	6/15/21
	3/31/11						7,441	$11,459
Kelly Thorp	6/28/07	1,000	—		$11.47	6/28/17
	1/11/08	2,000	—		$4.96	1/11/18
	6/15/11	—	100,000	(2)	$7.53	6/15/21
	3/31/11						4,018	$6,188

(1)	Stock option grants vest in four equal annual installments beginning on August 25, 2009. Options expire 10 years from date of grant.

(2)	Stock option grants vest in three equal annual installments beginning on the first anniversary of the date of grant. Options expire 10 years from date of grant.

(3)	Market Value of unvested shares are based on the $1.54 close price of our stock on January 27, 2012, the last business day before the end of our last completed fiscal year.

Option Exercises and Stock Vested

There were no options exercised by our named executive officers nor did they have any restricted stock vest during fiscal 2011.

Retirement Benefits

The company’s named executive officers have the option to participate in the company’s 401(k) plan. Historically, the company provided matching contributions to the company’s 401(k) plan equal to 50% of an employee’s contributions, up to the first 6% of pay and funded this match each pay period regardless of company performance. In fiscal 2009, the company match equal to 50% of the first 6% of pay was suspended and no match was provided in fiscal year 2010.

Starting in fiscal 2011, the company will provide match contributions based upon company performance against our business objectives and the match amount will differ depending upon level of goal achievement. The company match for retirement contributions may range anywhere from zero to 100% on the dollar up to the first 6% of the employee’s contribution. See table below for the match formula. The achieved match will be funded annually after financial results have been released in approximately April of each year. Participants must be actively employed at the time of payout. The company did not provide matched contributions for fiscal 2011.

Objective Achievement Level	Match Formula % of Employee Contribution Matched	Maximum Match %
0%	0%	0%
50%	25% up to 6%	1.5%
100%	50% up to 6%	3%
150%	75% up to 6%	4.5%
200%	100% up to 6%	6%

Vesting on employee retirement contributions will remain at 100%. Employer contributions that employees received prior to July 1, 2011 will remain in employee plans and be vested according to the following schedule:

Years of Service	Vesting %
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

Effective July 1, 2011, vesting on employer contributions will be in accordance with the following schedule:

Years of Service	Vesting %
Less than 1	0%
1	34%
2	67%
3	100%

We do not provide a defined benefit plan to our named executive officers or any of our other executive officers.

Nonqualified Deferred Compensation

We currently do not provide any nonqualified deferred compensation plans to our named executive officers or other executive officers.

Severance Agreements and Severance Guidelines (non-change of control)

Our employment agreement with our chief executive officer, Keith Stewart, provides for severance payments in the event of his termination of employment under certain circumstances. If Mr. Stewart’s employment is terminated without cause or he resigns from employment for good reason, whether or not pursuant to a change of control, he is eligible to receive twelve months of his base salary at the time of termination, one year of his target bonus opportunity amount for the fiscal year in which the removal or resignation occurs, and twelve months of medical coverage under COBRA. All transition and severance pay or benefits (including the change in control severance benefit described below) are conditional upon his execution of an effective release in a specified form.

The company also has severance pay guidelines for our named executive officers and other executive officers that would entitle them to one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without cause or resign for good reason, as each such term is defined below.

Severance Agreements and Severance Guidelines (change of control)

The company also has change of control severance guidelines for executive officers. Following a change of control, Keith Stewart is eligible for two years of base salary severance pay and medical coverage under COBRA for the length of the severance period to the extent allowed under the applicable plan if terminated without

“cause” or he resigns for “good reason” within 12 months following a change of control. Other executive officers are eligible for one year of base salary severance pay and one year of subsidized group medical coverage under COBRA if they are terminated without “cause” or resign for “good reason” within 12 months following a change of control.

Any such severance payments pursuant to the change of control severance agreements will be reduced dollar-for-dollar by any other severance payment the officer is entitled to receive from the company in connection with the termination of his or her employment. In order to receive the severance, the executive officer must sign a release of claims in favor of the company and be in compliance with the terms of the change of control severance agreement.

The term “cause” as used in the severance agreements and severance pay guidelines means (i) a material act or act of fraud which results in or is intended to result in the officer’s personal enrichment at the expense of the company; (ii) public conduct by the officer materially detrimental to the reputation of company; (iii) material violation by the officer of any written company policy, regulation or practice; (iv) the officer’s failure to adequately perform the duties of the officer’s position to the detriment of the company; (v) commission of conduct constituting a felony; (vi) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance; or (vii) a material breach by the officer of any of the terms and conditions of the change of control severance agreement, which breach remains uncured 10 days after receipt by the officer of written notice of such breach.

The term “good reason” as used in the severance agreements means (i) a material reduction in the officer’s duties, responsibilities or authority; (ii) any material reduction (greater than 10%), in the aggregate, to the compensation and benefit plans, programs and perquisites applicable to the officer; (iii) material diminution in the duties, responsibilities or authority of the employee or officer to whom the officer is required to report; (iv) the company requiring the officer to be based at any office or location more than 50 miles from the location at which the officer was previously based or the company requiring the officer to travel on company business to a substantially greater extent than previously required; or (v) any material breach of the change in control severance agreement by the company. In addition, for any of these circumstances to constitute good reason the officer must have given notice thereof to the company which the company failed to cure within 30 days.

Potential Payments upon Termination, Non-Change in Control and After Change of Control

In the event a named executive officer’s employment terminated on January 28, 2012 (the last day of our last completed fiscal year) and the named executive officer was entitled to a severance payment, the named executive would have realized the payments set forth below:

Name	Non-Change of Control & Qualifying Termination	Change of Control & Qualifying Termination
Keith Stewart	$1,213,193	$1,383,818
William McGrath	$318,818	$318,818
Annette Repasch	$371,897	$371,897
Teresa Dery	$240,875	$240,875
Kelly Thorp	$231,406	$231,406

Additional Potential Payments for Accelerated Equity Awards Upon Change in Control

Our equity awards provide that stock options and restricted stock will immediately vest and options will immediately become exercisable upon a change of control, subject to certain triggers and exceptions. If any such transaction or event had occurred on January 28, 2012 (the last day of our fiscal year) and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the NASDAQ Stock Market on such date (closing price on January 27, 2012, the last day markets were open during our 2011 fiscal year, was $1.54 per share), then each of our named executive officers would have received the following payments in respect of their option and restricted stock awards (assuming full exercise of the same):

		EQUITY AWARDS
Name	Grant Date	Number of Unvested Restricted Shares (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($/Share)	Total Payment(1)
Keith Stewart	8/27/08		62,500	$2.30	$—
	8/27/08		31,250	$6.00	$—
	8/27/08		31,250	$7.00	$—
	3/31/11	72,545			$111,719
Total:					$111,719

William McGrath	1/7/10		15,000	$4.97	$—
	8/2/10		36,667	$1.82	$—
	3/31/11	14,480			$22,299
Total:					$22,299

Annette Repasch	5/2/11		100,000	$6.32	$—

Teresa Dery	6/15/11		100,000	$7.53	$—
	3/31/11	7,441			$11,459
Total:					$11,459

Kelly Thorp	6/15/11		100,000	$7.53	$—
	3/31/11	4,018			$6,188
Total:					$6,188

(1)	Market Value of unvested shares are based on the $1.54 close price of our stock on January 27, 2012, the last business day before the end of our last completed fiscal year.

DIRECTOR COMPENSATION FOR FISCAL 2011

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee also reviews analyses completed by Towers Watson relative to director compensation. Towers Watson provides the governance committee with relevant market data, including data from proxy sources in our peer group, and alternatives to consider when making compensation decisions for director compensation.

The governance committee generally reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and analysis from its independent compensation advisor, Towers Watson. Under the current director compensation structure, each director receives an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairman of the compensation or governance committee receives a supplemental annual retainer of $12,000; the chairman of the finance committee received a supplemental annual retainer of $12,000; and members of the audit committee receive a supplemental annual retainer of $10,000. Furthermore, under the current compensation program, each director is awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors who serve on special committees of the board which are established from time to time may receive additional compensation as determined by the board.

The summary below represents compensation paid to directors during fiscal 2011. The director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non-executive chairman receives an annual stock option grant equal to an option to purchase 20,000 shares of common stock. New directors receive a one-time stock option grant equal to an option to purchase 30,000 shares of common stock upon joining the board. The annual retainer for directors did not increase during fiscal 2011. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting, also remained unchanged. A special retainer was paid to members of the special committee for review of our equity offering. Mr. Kocsi and Ms. Dunleavy, the directors who were nominated by GE Equity at our 2011 annual meeting of shareholders, did not receive compensation for their service as directors pursuant to the terms of our amended and restated shareholders agreement with GE Equity, as well as GE and NBCU policies. Mr. Kocsi and Ms. Dunleavy will not receive compensation in 2012 pursuant to this agreement and policies. In addition, Keith Stewart, our chief executive officer, did not receive any additional compensation for his service on the board of directors.

The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(2)	Total ($)
John D. Buck	$65,000	(3)	$60,240	(1)	$—	$125,240
Joseph F. Berardino	$124,500	(4)	$60,240	(1)	$—	$184,740
Catherine Dunleavy	$—		$—		$—	$—
William F. Evans	$53,125	(5)	$60,240	(1)	$166,504	$279,869
Edwin P. Garrubbo	$102,500	(6)	$60,240	(1)	$—	$162,740
Patrick Kocsi	$—		$—		$—	$—
Robert J. Korkowski	$31,875	(7)	$15,060	(10)	$—	$46,935
Sean F. Orr	$54,375	(8)	$60,240	(1)	$166,504	$281,119
Randy S. Ronning	$184,500	(9)	$60,240	(1)	$111,003	$355,743

(1)	Amount reported represents 100% of the grant date fair value of the annual restricted stock grant of 8,000 shares given to each of the directors. The valuation of these awards in accordance with FASB ASC Topic 718 is based on the closing price of our common stock on June 15, 2011, the date of grant. These shares are restricted and vest in full on June 12, 2012, the day before our 2012 Annual Meeting.

(2)	Amounts shown do not reflect compensation actually realized by the named director. Instead, each amount shown represents the aggregate grant date fair value of the stock option awards made to each individual during fiscal 2011 as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 11, Shareholders’ Equity – Stock-Based Compensation, of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10K for fiscal 2011 filed with the SEC on April 5, 2012.

(3)	Represents a $65,000 annual board retainer.

(4)	Consists of $65,000 annual board retainer, $10,000 for serving as a member of the audit committee, $12,000 for serving as chairman of the governance committee, and $37,500 for services on special committees of the board.

(5)	Consists of $40,625 annual board retainer and $12,500 for serving as chairman of the audit committee, both prorated for dates of actual service from June 15, 2011 through the end of our fiscal year.

(6)	Consists of $65,000 annual board retainer and $37,500 for service on special committees of the board.

(7)	Consists of $24,375 annual board retainer and $7,500 for serving as chairman of the audit committee, both prorated to his retirement date of June 15, 2011.

(8)	Consists of $40,625 annual board retainer, $6,250 for serving as a member of the audit committee, and $7,500 for serving as chairman of the finance committee, all prorated for dates of actual service from June 15, 2011 through the end of our fiscal year.

(9)	Consists of $65,000 annual board retainer, $65,000 for serving as chairman of the board of directors, $5,000 for serving as a member of the audit committee, $12,000 for serving as chairman of the compensation committee and $37,500 for service on special committees of the board.

(10)	Represents a grant of 2,000 shares of stock that vested in full on June 15, 2011. This award was made in recognition of Mr. Korkowski’s service to the board upon his retirement.

PROPOSAL #3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Securities and Exchange Act of 1934, as amended, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the 2011 compensation of our named executive officers.

Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our named executive officers set forth under the “Executive Compensation” section above. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our executive officers in 2011 reflects and supports these compensation policies and procedures.

Shareholders are being asked to vote on the following resolution:

RESOLVED, the shareholders of ValueVision Media, Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2012 Annual Meeting of Shareholders captioned “Executive Compensation”.

Although this advisory vote is not binding on our board of directors, the board and compensation committee will take into account the result of the vote when structuring our executive compensation programs. We currently intend to hold an annual non-binding advisory vote to approve our named executive officer compensation. Our next advisory vote will occur at the 2013 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE 2011 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN TRANSACTIONS

Relationship with NBCU and GE Equity — In March 1999, we entered into an alliance with GE Capital Equity Investments, Inc. (“GE Equity”) and NBCUniversal Media, LLC, formerly known as NBC Universal, Inc. (“NBCU”), pursuant to which we issued Series A redeemable convertible preferred stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, the Company entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of the Company’s Series A preferred stock for (i) 4,929,266 shares of the Company’s Series B redeemable preferred stock, (ii) a warrant to purchase up to 6,000,000 shares of the Company’s common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. In connection with the exchange, the parties also amended and restated the 1999 shareholder agreement and registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

The shares of Series B redeemable preferred stock were redeemable by us at any time for an initial redemption amount of $40.9 million, plus accrued dividends at a base rate of 12%, subject to adjustment. In addition, the Series B redeemable preferred stock provided GE Equity with class voting rights and the rights to designate members of our board of directors. In April 2011, we redeemed all of the outstanding Series B redeemable preferred stock for $40.9 million and paid accrued dividends of $6.4 million.

In January 2011, General Electric Company (“GE”) consummated a transaction with Comcast Corporation (“Comcast”) pursuant to which GE contributed all of its holdings in NBCU to NBCUniversal, LLC, a newly formed entity beneficially owned 51% by Comcast and 49% by GE. As a result of that transaction, NBCU became a wholly owned subsidiary of NBCUniversal, LLC.

As of February 17, 2012, the direct equity ownership of GE Equity in the Company consisted of warrants to purchase up to 6,000,000 shares of common stock and as of May 16, 2011, the date of their most recent filed 13D, the direct ownership of NBCU in the Company consisted of 7,141,849 shares of common stock and warrants to purchase 7,372 shares of common stock. The Company has a significant cable distribution agreement with Comcast and believes that the terms of this agreement are comparable to those with other cable system operators.

In connection with the transfer of its ownership in NBCU, GE also agreed with Comcast that, for so long as GE Equity is entitled to appoint two members of our board of directors, NBCU will be entitled to retain a board seat provided that NBCU beneficially owns at least 5% of our adjusted outstanding common stock as computed under the amended and restated shareholders agreement described below. Furthermore, GE agreed to obtain the consent of NBCU prior to consenting to our adoption of any shareholders rights plan or certain other actions that would impede or restrict the ability of NBCU to acquire or dispose of shares of our voting stock or our taking any action that would result in NBCU being deemed to be in violation of Federal Communications Commission multiple ownership regulations.

Amended and Restated Shareholder Agreement

On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of the Company’s board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e., beneficial ownership of approximately 8.75 million common shares, including for such purpose, shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the shares of “adjusted outstanding common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees of our board of directors.

The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom (and their respective affiliates), provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described above) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our (i) exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase or redemption of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; (ii) entering into any business different than what we and our subsidiaries are currently engaged; and (iii) amending our articles of incorporation to adversely affect GE Equity and NBCU (or their affiliates); provided, however, that these restrictions will no longer apply when both (i) GE Equity is no longer entitled to designate three director nominees and (ii) GE Equity and NBCU no longer hold any Series B redeemable preferred stock. We are also prohibited from taking any action that would cause any ownership interest by us in television broadcast stations from being attributable to GE Equity, NBCU or their affiliates.

The amended and restated shareholder agreement further provides that during the “standstill period” (as defined in the amended and restated shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares, treating as outstanding and actually owned for such purpose shares of our common stock issuable to GE Equity upon exercise of the warrant for 6,000,000 shares of our common stock; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any of our securities in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any of our voting securities; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any of our voting securities; or (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of the Company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the amended and restated shareholder agreement, that has not been rejected by our board of directors, or our board of directors pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our Company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the amended and restated shareholder agreement, (ii) that have been consented to by us, (iii) subject to certain exceptions, pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 20% in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock, as determined in accordance with the amended and restated shareholder agreement.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity can no longer designate any nominees to our board of directors. Following the expiration of the standstill period pursuant to clause (i) above and two years in the case of clause (v) above, GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our adjusted outstanding shares of common stock, except pursuant to issuances or exercises of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement

On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCUniversal and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. In addition, NBCUniversal was granted one additional demand registration right pursuant to the second amendment to the NBCUniversal Trademark License Agreement.

NBCUniversal Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBCUniversal, pursuant to which NBCUniversal granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.

Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCUniversal, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCUniversal’s prior consent, (iv) comply with NBCUniversal’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCUniversal the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCUniversal to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations. On March 28, 2007, we and NBCUniversal agreed to extend the term of the license by six months, such that the license would continue through May 15, 2011, and to provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCUniversal.

On November 18, 2010, we announced a further extension of the license agreement to May 2012, an option to further extend the license agreement to May 2013 upon the mutual agreement of both parties, and an agreement to enter into a separate transition agreement, on the terms and subject to conditions to be mutually agreed between the parties, relating to the twelve month period following the ultimate expiration of the license agreement. In consideration for the license agreement extension, we agreed to issue shares of the Company’s common stock valued at $4 million to NBCUniversal on May 15, 2011. On May 16, 2011, we issued 689,655 shares of our common stock as consideration for the one-year license agreement extension entered into with NBCUniversal in November 2010. Shares issued were valued at $6.04 per share, representing the fair market value of our stock on the date of issuance.

Credit Card Agreement with Affiliate of GE Equity

The Company has a private label consumer credit card program (the “Program”). The Program is made available to all qualified consumers for the financing of purchases of products from ShopNBC. The Program provides a number of benefits to customers including deferred billing options and free or reduced shipping promotions throughout the year. During fiscal 2011 and fiscal 2010, customer use of the private label consumer credit card accounted for approximately 15% of our television and internet sales. We believe that the use of the ShopNBC credit card furthers customer loyalty and reduces our overall bad debt exposure since the credit card issuing bank bears the risk of bad debt on ShopNBC credit card transactions that do not utilize our ValuePay installment payment program.

The issuing bank, which is an affiliate of GE Equity, pays fees to us based on card usage.

Consulting Agreement with Creative Commerce

In April 2009, we entered into marketing agreements with Creative Commerce, LLC (“Creative Commerce”) and its subsidiary, International Commerce Agency, LLC (“International Commerce”), under which Creative Commerce and International Commerce agreed to provide consulting services to us in the electronic retailing industry. One of our directors, Edwin Garrubbo, is the majority owner of both Creative Commerce and International Commerce. These agreements were entered into prior to the time that Mr. Garrubbo was considered as a possible candidate for the board of directors, and the existence of the agreements was disclosed to and considered by the audit committee in light of the related person transaction approval policy as part of the process in selecting him to fill a vacancy on the board, and was also disclosed in a filing on a Current Report on Form 8-K at the time of his election to the board of directors in July 2009. After consulting with Mr. Garrubbo, the corporate governance and nominating committee did not nominate Edwin Garrubbo for reelection as a director in 2012. Mr. Garrubbo’s term as a director will end at the annual meeting. Under the agreements, we agreed to pay commissions to these companies based on sales of specified products through vendors identified by these companies. The Company made payments totaling approximately $1,384,000 during fiscal 2011 and $787,000 during fiscal 2010, relating to these services. At this time, the total commissions that Creative Commerce may earn in fiscal 2012 cannot be estimated; as of April 12, 2012, approximately $229,000 in commissions had been paid.

Related Person Transactions Approval Policy

In February 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $120,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise provides value to one of the parties.

Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.

Prior to entering into any related person transaction, the audit committee of our board of directors must be presented with the relevant information about the proposed transaction in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.

The types of routine transactions that are exempt from the company’s related person transaction policy consist of:

•

any employment by the company of an executive officer of the company if (a) the related compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer, director or 5% or greater shareholder of the company, the related compensation would be reported in the company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the company’s human resources and compensation committee approved (or recommended that the board of directors approve) the compensation;

•	any compensation paid to a director if the compensation is required to be reported in the company’s proxy statement under Item 402 of Regulation S-K;

•

any transaction in which the related person’s interest arises solely from the ownership of the company’s common stock and all holders of the company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

•

any transaction with another company at which a related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registration, trustee under a trust indenture, or similar services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of any class of our voting securities to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. Based on a review of reports filed by these reporting persons and written representations by our directors and executive officers, we believe that all of our directors, executive officers and persons who own more than ten percent of any class of our voting securities complied with all filing requirements applicable to them during fiscal 2011 except that (i) on July 20, 2011 Sean Orr filed a Form 4 reporting his June 22, 2011 purchase of stock; and (ii) on February 17, 2012 GE Capital Equity Investments Inc. filed a Form 4 reporting our April 6, 2011 redemption of the Series B Redeemable Preferred Stock held by GE Equity Investments.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. If any other matters shall properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxies as to any matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of our company.

Our annual report on Form 10-K for fiscal 2011, including financial statements, is being mailed with this proxy statement to certain of our shareholders who previously have requested paper copies. Shareholders who receive a Notice Regarding the Availability of Proxy Materials should follow the instruction on the notice for obtaining paper copies of the annual report on Form 10-K and the proxy statement.

Our annual report on Form 10-K for fiscal 2011 and the proxy statement are available for viewing on-line, printing or downloading at www.valuevisionmedia.com/proxy .

Shareholders who wish to obtain an additional copy of our annual report on Form 10-K for fiscal 2011 may do so without charge by writing to us at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

By Order of the Board of Directors

Teresa Dery SVP General Counsel Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M45584-P25548

VALUEVISION MEDIA, INC.

Annual Meeting of Shareholders

June 13, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William J. McGrath or Teresa J. Dery, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VALUEVISION MEDIA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 9:00 AM, CDT on June 13, 2012, at the ValueVision Media, Inc. Corporate Offices, 6690 Shady Oak Road, Eden Prairie, MN 55344, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the proxies.

Continued and to be signed on reverse side

VALUEVISION MEDIA, INC. 6740 SHADY OAK ROAD EDEN PRAIRIE, MN 55344-3433

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your completed proxy card prior to the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45583-P25548	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VALUEVISION MEDIA, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	1. Election of Directors ☐	☐	☐

Nominees

01) Joseph F. Berardino 06) Sean F. Orr
02) John D. Buck 07) Randy S. Ronning
03) Catherine Dunleavy 08) Keith R. Stewart
04) William F. Evans
05) Patrick O. Kocsi

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain

2. Ratification of Deloitte & Touch LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013					☐	☐	☐

3. Approval, by non-binding vote, of executive compensation					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed by one owner unless the other instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date